EXHIBIT 10.3

SECOND AMENDMENT TO THE

HUMAN GENOME SCIENCES, INC.

SECOND AMENDED AND RESTATED KEY EXECUTIVE SEVERANCE PLAN

WHEREAS, the Second Amended and Restated Key Executive Severance Plan (the “Plan”), by its terms, is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and any regulations and Treasury guidance promulgated thereunder; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of Human Genome Sciences, Inc. (the “Corporation”), upon advice of counsel, has determined that certain revisions to the Plan are advisable to ensure compliance with Section 409A.

NOW, THEREFORE, the Plan is amended, effective as of July 12, 2011, as follows:

1. Section 3.2.3 is amended in its entirety to read as follows:

“3.2.3. Welfare Benefit Continuation. The Participant’s (and, where applicable, the Participant’s dependents’) participation in the group medical, dental, life (including split dollar, if any) and disability plans maintained by the Corporation shall be continued on substantially the same basis as if the Participant were an employee of the Corporation until the end of the Coverage Period as set forth in the Letter Agreement. In the event that Human Genome is unable for any reason to provide for the Participant’s (and, where applicable, the Participant’s dependents’) continued participation in one or more of such plans during the Coverage Period, Human Genome shall pay the premiums for or provide at its expense equivalent benefit coverage for the remainder of the Coverage Period. The Coverage Period shall, to the extent allowed by law, be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and for purposes of any other obligation of the Corporation to provide any continued coverage to the Participant (and, where applicable, the Participant’s dependents) under any group medical, dental, life or disability plan. The Corporation shall also pay to the Participant at least annually during the Coverage Period and through the end of the calendar year after the calendar year in which the Coverage Period expires an amount (the “Tax Gross-Up Payment”) which shall be sufficient, on an after-tax basis, to compensate the Participant for all additional taxes, other than those imposed under Section 409A of the Code, incurred by the Participant by reason of any income realized as a result of the continued coverage under this Section, to the extent such taxes result from the Participant’s status as a non-employee and would not be incurred if Participant was an employee of the Corporation. The Tax Gross-Up Payment shall be made no later than the end of the year after the year in which the Participant remitted the taxes.”

2.	Section 3.5.2 is amended in its entirety to read as follows:

“3.5.2. Payment Obligations; Overdue Payments. The Corporation’s obligations to make the payments and provide the benefits to the Participant under this Plan shall be absolute and unconditional and shall not be affected in any way by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which Human Genome may have against the Participant or anyone else, provided, however, that as a condition precedent to payment of amounts under this Plan, the Participant shall execute a general release and waiver (the “Waiver”), in form and substance reasonably satisfactory to Human Genome, of all claims relating to the Participant’s employment by the Corporation and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, contract claims and claims under this Plan (other than claims with respect to benefits under the Corporation’s tax-qualified retirement plans, continuation of coverage or benefits solely as required by Part 6 of Title I of the Employee Retirement Income Security Act of 1974, or any obligation of Human Genome to provide future performance under Section 3.2.3). Human Genome will provide the Participant with the form of Waiver on or within fourteen days after the Participant’s separation from service. To be entitled to the severance or other benefits under this Plan, the Participant must execute and deliver to Human Genome the Waiver on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such other date as may be specified in the Waiver. If the Participant timely delivers an executed Waiver to Human Genome, and the Participant does not revoke the Waiver during the minimum revocation period required under applicable law, if any, the severance or other benefits shall be paid or commence being paid, as applicable, on or after the date on which the Waiver becomes effective in accordance with the terms of the Plan; subject, however, to any delay that may be required under Section 3.5.9(vii) (the “Specified Employee Rule”), if applicable. If, however, the period during which the Participant has discretion to execute and/or revoke the Waiver straddles two calendar years, the severance or other benefits, to the extent such payments and benefits constitute deferred compensation within the meaning of Section 409A of the Code, shall be paid or commence being paid, as applicable, as soon as practicable in the second of the two calendar years, regardless of within which calendar year the Participant actually delivers the executed Waiver to Human

Genome, subject to the Waiver first becoming effective and subject to the Specified Employee Rule, if applicable. The Participant may not, directly or indirectly, designate the calendar year of payment. All amounts payable by Human Genome hereunder shall be paid without notice or demand, except as may be required with respect to the Waiver. Each and every payment made hereunder by Human Genome shall be final. The Corporation shall not seek to recover all or any part of such payment from the Participant or from whosoever may be entitled thereto, for any reason whatsoever. The Participant shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of Human Genome’s obligations to pay the Lump Sum Cash Payment. The Participant shall be entitled to receive interest at the Prime Rate on any payments under this Plan that are overdue, provided, however, that no payments shall be deemed to be overdue until the Participant executes the Waiver and any rescission period with respect to such Waiver has expired or to the extent that payments are delayed pursuant to the requirements of Section 409A of the Code.”

3.	Section 3.5.9(i) is amended in its entirety to read as follows:

“(i) This Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder and shall be so construed.”

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer this 15th day of July, 2011.

ATTEST:		HUMAN GENOME SCIENCES, INC.

By:	/s/ Rose Hadidian	By:	/s/ James H. Davis

		Its:	Executive Vice President and General Counsel